EXHIBIT 32.01

SECTION 1350 CERTIFICATION

I, Gerald Corcoran, Chief Executive Officer and I, Helen D. McCarthy, Chief Financial Officer of R. J. O’Brien Fund Management Inc. (“RJOFM”), the Managing Owner of JWH Global Trust (the “Trust”), certify that (i) the attached Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the attached Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Trust.

/s/ Gerald Corcoran	/s/ Helen D. McCarthy
Gerald Corcoran	Helen D. McCarthy
Chief Executive Officer	Chief Financial Officer
R.J. O’Brien Fund Management, Inc.	R.J. O’Brien Fund Management, Inc.
May 17, 2007	May 17, 2007